Exhibit 10.2
CENTRAL VIRGINIA BANK
Non Deposit Investment Product Sales Program
COMPENSATION AGREEMENT
Registered Representative

1.	On an annual calendar year basis, you will receive a draw per pay period of $3,000.00, ($78,000 Annually to be paid over 26 pay periods). This will be considered a draw against commissions earned.

2.
You will receive this draw against gross revenues as calculated by Infinex. Central Virginia Bank has a bi-weekly payroll which occurs 26 times per year on every other Friday. Your gross compensation will consist of the calculated commissions based on gross revenues for the preceding month versus the draw pro rated for the equivalent period. Any commissions in excess of the $6,000 draw per month shall be deferred and accumulated to be paid to you from time to time as requested.

3.
The gross revenues will be calculated by Infinex on all securities transactions for which Infinex has received revenue sharing payments through the end of the immediately preceding calendar month. Such revenues shall be calculated in accordance with the following schedule:

Monthly Gross Revenues			Retroactive
Generated by the Employee			Payment Percentage

0	to	$10,000	25%
$10,001	to	$20,000	30%
$20,001	to	$30,000	32.5%
$30,001 and over			35%

4.	This Compensation Agreement may be renegotiated from time to time.

5.	This is not a guarantee of employment.

6.	Your compensation is subject to deductions required by law or as authorized and directed by you.

7.
For purposes of calculating the cost of certain benefits, such as group life insurance and long term disability, your compensation will be presumed to be $80,000. Contributions to the Bank’s retirement and 401K plan on your behalf will be based upon the lesser of your actual compensation or $80,000.

This Compensation Agreement is acknowledged and accepted and will become effective as of November 1, 2011.

Employee:	/s/ Charles F. Catlett, III	Date:	4/11/11
Charles F. Catlett, III

Central Virginia Bank:	/s/ Herbert E. Marth, Jr.	Date:	4/12/11
Herbert E. Marth, Jr.